Exhibit 23.1

CONSENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our reports dated March 30, 2016 and March 31, 2015, with respect to the consolidated financial statements of The First Bancshares, Inc., as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the related notes to the consolidated financial statements, and our report dated October 11, 2016, with respect to the effectiveness of internal control over financial reporting of The First Bancshares, Inc., as of December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in this Amendment No. 2 to Registration Statement No. 333-215157 on Form S-1.

/S/ T. E. Lott & Company

Columbus, Mississippi

February 6, 2017